EXHIBIT 32.1
STATEMENT OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER
UNDER 18 U.S.C. § 1350
We, Patrick Zammit, the chief executive officer and director of TD SYNNEX Corporation (the “Company”), and David Jordan, the chief financial officer of the Company, certify for the purposes of section 1350 of chapter 63 of title 18 of the United States Code that, to the best of our knowledge,
(i)the Quarterly Report of the Company on Form 10-Q for the period ended August 31, 2026 (the “Report”), fully complies with the requirements of section 13(a) of the Securities Exchange Act of 1934, and
(ii)the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: October 1, 2026	/s/ Patrick Zammit
Patrick Zammit
(Principal Executive Officer)

/s/ David Jordan
David Jordan
(Principal Financial Officer)